Exhibit 2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 2, 2018, by and between Digital Entertainment Holdings LLC, a Delaware limited liability company (the “Buyer”), and RLJ Entertainment, Inc., a Nevada corporation (the “Company”), which has been designated by certain employees of the Company (each, a “Seller” and collectively, the “Sellers”) as their representative and agent in connection with this Agreement. The Company is entering into this Agreement solely as the representative and agent of the Sellers. Each of the undersigned is sometimes individually referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

Whereas, the Sellers expect to receive up to 42,054 shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company, pursuant to grants of restricted stock units that will vest in part on March 31, 2018;

Whereas, the Sellers desire to sell, and Buyer desires to purchase, 38,161 shares of the Common Stock to be received by the Sellers on April 2, 2018 pursuant to such grants (collectively, the “Shares”) to cover the Sellers’ respective income tax withholding liabilities resulting from the vesting of such grants; and

Whereas, the Sellers, in separate documents, have designated the Company to act as their representative and agent in connection with their sale of the Shares on the terms set forth in this Agreement.

Now, therefore, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

1. Sale and Purchase of Common Stock.

(a) The Buyer agrees to purchase from the Company (on behalf of the Sellers), and the Company (on behalf of the Sellers) agrees to sell, transfer, assign and deliver to the Buyer, the Shares on April 2, 2018 at a price per share equal to $4.47, the closing price of the Common Stock on the NASDAQ Stock Market on March 29, 2018, for an aggregate purchase price of $170,579.67 (the “Purchase Price”), and on such other terms and conditions set forth in this Agreement (the “Transaction”).

(b) On April 2, 2018 (the “Closing Date”), the Company, on behalf of the Sellers, shall notify the Buyer of the number of Shares, and the Buyer shall pay the Purchase Price for the Shares by wiring an amount in immediately available funds equal to the Purchase Price multiplied by the number of Shares to a bank account designated by the Company on behalf of the Sellers. The Buyer shall not have any responsibility for the allocation of the payment amount among the Sellers, which shall be exclusively the responsibility of the Company, acting as representative and agent of the Sellers. On the Closing Date, the Company will (i) cause the Shares to be issued and duly registered to the Buyer in book entry form with Computershare Trust Company, N.A., the Company’s transfer agent, and (ii) cause the Sellers to deliver to the Buyer properly completed and executed copies of Internal Revenue Service Form W-9.

2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company as follows:

(a) The Buyer has all power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered pursuant thereto (collectively, the “Transaction Agreements”), and to consummate the Transaction.

(b) The Transaction Agreements constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c) There are no agreements, contracts, understandings or commitments that would prevent the Buyer from entering into the Transaction Agreements, making any representations or warranties therein or consummating the Transaction.

(d) The Buyer has such knowledge, sophistication and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of entering into the Transaction Agreements and consummating the Transaction.

(e) The Buyer has relied solely on its own independent investigation in valuing the Shares and determining to proceed with the Transaction. The Buyer has not relied on any assertions made by the Sellers, any of their affiliates, the Company or any person representing or acting on behalf of the Sellers regarding the Company, the Sellers, the Shares or the valuation thereof.

(f) The Buyer has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Buyer reasonably considers important in making the decision to buy the Shares, and the Buyer has had ample opportunity to ask questions of the Sellers and the Company’s representatives concerning such matters and this investment decision.

(g) The Buyer has had the opportunity to consult with its own legal counsel, accounting, tax, investment and other advisors, who are unaffiliated with the Seller or the Company, with respect to the Transaction Agreements.

3. Representations and Warranties of the Company. The Company represents and warrants to the Buyer with respect to each Seller, as of the date of this Agreement and as of the Closing Date, as follows:

(a) The Seller has all power and authority to execute and deliver the Transaction Agreements and to consummate the Transaction.

(b) The Transaction Agreements constitute the legal, valid and binding obligation of the Seller, enforceable against him or her in accordance with its terms, except as such enforceability may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c) There are no agreements, contracts, understandings or commitments that would prevent the Seller from entering into the Transaction Agreements, making any representations or warranties therein or consummating the Transaction. The execution and delivery of the Transaction Agreements and the consummation of the Transaction will not (i) conflict with, or result in a breach or violation of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance (as defined below) under, or give rise to any termination right under, any agreements, contracts, understandings or commitments to which the Seller is a party or (ii) conflict with or result in any violation of, or any termination or material impairment of any rights under, any law or order applicable to the Seller or the Seller’s properties or assets.

(d) The Seller has good and marketable title to, and is the sole record and beneficial owner of, his or her Shares, which Shares are owned free and clear of any restrictions on the right to vote, sell or otherwise dispose of the Shares (other than any restrictions under federal and state securities laws), rights of first refusal, taxes, liens, pledges, charges, mortgages, or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims or demands, whether arising by agreement, operation of law or otherwise (collectively, “Encumbrances”). Upon consummation of the Transaction, the Buyer will acquire good, valid and marketable title to the Shares, free and clear of any Encumbrances.

(e) There are no legal, governmental or regulatory suits, actions, proceedings, arbitrations, mediations, audits, hearings, inquiries or investigations pending or, to the knowledge of the Seller, threatened against the Seller relating to the Shares or which, individually or in the aggregate, if determined adversely to the Seller, would materially adversely affect the ability of the Seller to consummate the Transaction.

(f) The Seller has such knowledge, sophistication and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of entering into the Transaction Agreements and consummating the Transaction.

(g) The Seller has relied solely on his or her own independent investigation in valuing the Shares and determining to proceed with the Transaction. The Seller has not relied on any assertions made by the Buyer, any of its affiliates, or any person representing or acting on behalf of the Buyer regarding the Company, the Buyer, the Shares or the valuation thereof.

(h) Notwithstanding the provisions of Section 3(j), the Seller has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Seller reasonably considers important in making the decision to sell the Shares, and the Seller has had ample opportunity to ask questions of the Buyer and the Company’s representatives concerning such matters and this investment decision.

(i) The Seller has had the opportunity to consult (at his or her own expense) with his or her own legal counsel, accounting, tax, investment and other advisors, who are unaffiliated with the Buyer or the Company, with respect to the Transaction Agreements.

(j) The Seller acknowledges and understands that the Buyer may possess material information regarding the Company and its subsidiaries not known to the Seller (“Withheld Information”) that may impact the value of the Shares and that the Buyer is not disclosing such Withheld Information to the Seller. Notwithstanding such non-disclosure, the Seller has deemed it appropriate to enter into the Transaction Agreements and to consummate the Transaction. The Seller agrees that the Buyer shall not have any liability to the Seller whatsoever due to or in connection with non-disclosure of Withheld Information in connection with the Transaction, and the Seller hereby irrevocably waives any claim that the Seller might have based on the failure of the Buyer to disclose such Withheld Information to the Seller.

4. Counterparts. This Agreement may be executed in counterparts and by facsimile, email or other electronic transmission, each of which shall be deemed to be an original but all of which together shall constitute one in the same instrument.

5. Assignment; Benefit and Burden. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party hereto without the consent of the other Party, and any purported assignment in contravention hereof shall be null and void. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their executors and administrators, successors and permitted assigns.

6. Governing Law; Litigation; Forum. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to that body of laws pertaining to conflict of laws. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding. The Parties irrevocably waive their right to jury trial in any legal action or proceeding in connection with this Agreement or the performance hereof.

7. Further Assurances. The Parties agree to execute and deliver, or cause to be executed or delivered, to the other Party such other documents or instruments and take such other action (including providing instructions to the Company’s transfer agent) as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement.

8. Expenses. Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of the Transaction Agreements and the consummation of the Transaction.

9. Entire Agreement.

(a) No change or modification of this Agreement shall be valid unless the same is in writing and is signed by the Parties. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the Parties. The failure of any Party at any time to insist upon strict performance of any covenant, representation or warranty herein set forth shall not be construed as a waiver of the same covenant, representation or warranty at a future time. Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(b) This Agreement sets forth all of the promises, agreements, understandings, covenants, warranties and representations among the Parties with respect to the sale of the Shares and the other matters herein set forth; there are no promises, agreements, understandings, covenants, warranties, representations, or written, express or implied, among the Parties with respect to the sale of the Shares or other matters other than as set forth herein; and neither Party has relied on any promises, agreements, understandings, covenants, warranties, representations of the other Party other than as set forth herein. This Agreement is intended by the Parties to be, an integration of any and all prior agreements and understandings, oral or written, with respect to the sale of the Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first above written.

SELLERS:

By: RLJ Entertainment, Inc., acting as the Sellers’ representative and agent

By:	/s/ Miguel Penella
Miguel Penella, President

BUYER:

Digital Entertainment Holdings LLC

By:	/s/ Sean S. Sullivan
Sean S. Sullivan, Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]